Exhibit 10.1

SIXTH AMENDMENT TO Loan AND SECURITY AGREEMENT
AND WAIVER

THIS SIXTH AMENDMENT TO Loan AND SECURITY AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of February 14, 2014, by and among INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation, INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation, and INTRICON DATRIX CORPORATION (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation (each, a “Borrower”; collectively, the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (the “Bank”).

RECITALS:

A.                  The Borrowers and the Bank are parties to a certain Loan and Security Agreement dated as of August 13, 2009, as amended by a First Amendment dated as of March 12, 2010, as further amended by a Second Amendment dated as of August 12, 2011, as further amended by a Third Amendment dated as of March 1, 2012, as further amended by a Fourth Amendment dated as of August 6, 2012 and as further amended by a Fifth Amendment dated December 21, 2012 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.                  The Borrowers have requested that the Bank (i) waive the Existing Defaults (defined below) and (ii) amend certain provisions of the Loan Agreement, and the Bank has agreed to grant such waiver and so amend the Loan Agreement, in each case upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                      Waiver.

(a)                 Description of Existing Defaults. Pursuant to Section 10.2 of the Loan Agreement, the Borrowers are required to maintain a Leverage Ratio as of December 31, 2013 of not greater than 3.00 to 1.00 for the period of twelve (12) consecutive calendar months then-ended. The Borrowers have informed the Bank that their actual Leverage Ratio as of December 31, 2013 for the period of twelve (12) consecutive calendar months then-ended was 29.21 to 1.00. Such non-compliance constitutes an Event of Default under Section 11.3 of the Loan Agreement (the “Leverage Default”). Pursuant to Section 10.3 of the Loan Agreement, the Borrowers are required to maintain a Fixed Charge Coverage Ratio as of December 31, 2013 of not less than 1.15 to 1.00 for the period of twelve (12) consecutive calendar months then-ended. The Borrowers have informed the Bank that their actual Fixed Charge Coverage Ratio as of December 31, 2013 for the period of twelve (12) consecutive calendar months then-ended was (0.27) to 1.00. Such non-compliance constitutes an Event of Default under Section 11.3 of the Loan Agreement (the “FCC Default”; and together with the Leverage Default, collectively, the “Existing Defaults”).

(b)                 Waiver of Existing Defaults. The Borrowers have requested that the Bank waive the Existing Defaults, and the Bank hereby grants such waiver upon the satisfaction by the Borrowers of all conditions precedent set forth in Section 2 below. Except as expressly provided herein, all provisions of the Loan Agreement and the other Loan Documents remain in full force and effect. The foregoing waiver shall not apply to any other or subsequent failure to comply with the Sections identified above or any other provision of the Loan Agreement or the other Loan Documents, and shall not give rise to any course of dealing or course of performance with respect to any future requests.

(c)                 Application of Divestiture Proceeds. Pursuant to Section 2.2(d) of the Loan Agreement, the Borrowers are required to make a Term Loan Mandatory Prepayment concurrently with the receipt of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds. Pursuant to a letter from the Bank to the Borrowers dated January 22, 2014, the Bank consented to an Asset Disposition by the Borrowers (the “Approved Disposition”). The Borrowers have requested that the Bank waive the requirement that the Borrowers make a Term Loan Mandatory Prepayment with the Net Cash Proceeds of the Approved Disposition, and the Bank hereby so consents, provided that 100% of the Net Cash Proceeds of the Approved Disposition are promptly applied to the repayment of the outstanding Revolving Loans. It is understood and agreed that the application of such Net Cash Proceeds will not reduce the Revolving Loan Commitment.

Section 2.                      Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrowers shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)                 This Amendment, duly executed by the Borrowers.

(b)                 With respect to each Borrower, a copy of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by an officer of such Borrower, along with a certificate of such officer which (i) certifies that there has been no amendment to either the Articles of Incorporation or the Bylaws of such Borrower since true and accurate copies of the same were last delivered and certified to the Bank, and that said Articles of Incorporation or the Bylaws remain in full force and effect as of the date of this Amendment, (ii) identifies each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and (iii) sets forth specimen signatures of each officer of such Borrower referred to above and identifies the office or offices held by such officer.

(c)                 The Bank shall have received (i) an amendment and extension fee in the amount of $50,000, which fee shall be non-refundable when paid and wholly earned when received; and (ii) reimbursement for its legal fees and other expenses as described in Section 9 hereof.

(d)                 Such other documents or instruments as the Bank may reasonably require.

Section 3.                      Amendments.

(a)                 Applicable Rates and Fees. The definitions of “Applicable Base Rate Margin,” “Applicable LIBOR Rate Margin,” “Applicable LOC Fee” and “Applicable Non-Use Fee” set forth in Section 1.1 of the Loan Agreement are hereby amended and restated in their entireties to read as follows:

“Applicable Base Rate Margin,” “Applicable LIBOR Rate Margin,” “Applicable LOC Fee” and “Applicable Non-Use Fee” means, as of any date, the applicable per annum rate shown in the applicable column in the table set forth below based on the then applicable Leverage Ratio:

	Revolving Loans		Term Loan
Leverage Ratio	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable LOC Fee	Applicable Non-Use Fee
≥ 3.00 to 1.00	3.50%	0.75%	4.00%	1.25%	3.50%	0.25%
≥ 2.00 to 1.00 and < 3.00 to 1.00	3.00%	0.25%	3.50%	0.75%	3.00%	0.25%
< 2.00 to 1.00	2.75%	0.00%	3.00%	0.25%	2.75%	0.25%

For purposes of determining the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee, the Leverage Ratio will be determined as of the end of each calendar quarter occurring during the term of this Agreement (the end of each calendar quarter being a “Determination Date”) beginning with the calendar quarter ending June 30, 2014. On the Bank’s receipt of the financial statements required to be delivered to the Bank pursuant to Section 8.8, the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee will be subject to adjustment in accordance with the table set forth above based on the then Leverage Ratio so long as no Event of Default is existing as of applicable Determination Date or as of the effective date of adjustment. The foregoing adjustment, if applicable, to the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee will become effective for LIBOR Rate Loans requested, the unpaid principal balance of Base Rate Loans outstanding, non-use fees accruing, and fees due with respect to Letters of Credit issued or renewed, on and after the first day of the first calendar month following delivery to the Bank of the financial statements required to be delivered to the Bank pursuant to Section 8.8 until the next succeeding effective date of adjustment pursuant to this Agreement. Each of the financial statements required to be delivered to the Bank must be delivered to the Bank in compliance with Section 8.8. If the Borrowers, however, have not timely delivered their financial statements in accordance with Section 8.8, then, without limiting any of the rights and remedies available to the Bank by reason of such noncompliance, at the Bank’s option, commencing on the date upon which such financial statements should have been delivered in accordance with Section 8.8 and continuing until such financial statements are actually delivered in accordance with Sections 8.8, it shall be assumed for purposes of determining the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee that the Leverage Ratio was greater than or equal to 3.00 to 1.00 and the pricing associated with a Leverage Ratio of greater than or equal to 3.00 to 1.00 will be applicable on the then applicable Determination Date. From the date of the Sixth Amendment to this Agreement to and including the first Determination Date beginning with the calendar quarter ending June 30, 2014, (a) the Applicable LIBOR Rate Margin for Revolving Loans and the Term Loan shall be 4.00%, (b) the Applicable Base Rate Margin for Revolving Loans and the Term Loan shall be 1.25%, (c) the Applicable LOC Fee shall be 4.00%, and (d) the Applicable Non-Use Fee shall be 0.25%.

(b)                 Borrowing Base. The definition of “Borrowing Base Amount” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Borrowing Base Amount” shall mean:

(a)                 an amount equal to eighty-five percent (85%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary in the exercise of its commercially reasonable judgment) of all Eligible Accounts of all Borrowers; provided, however, that for all Eligible Accounts for which Medtronic, Inc., United Healthcare or any subsidiary thereof, is the Account Debtor, the foregoing reference to 85% shall be deemed to be 90%; plus

(b)                 the lesser of (i) an amount equal to fifty percent (50%) of the lower of cost or market value (after deduction of such reserves and allowances as the Bank deems proper and necessary in the exercise of its commercially reasonable judgment) of all Eligible Inventory of all Borrowers, and (ii) Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

(c)                 Net Income. The definition of “Net Income” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Net Income” shall mean, with respect to the Borrowers and their respective Subsidiaries for any period, the consolidated net income (or loss) of the Borrowers and their respective Subsidiaries for such period as determined in accordance with GAAP, excluding any gains or losses from Asset Dispositions, any extraordinary gains or losses and any gains or losses from discontinued operations.

(d)                 Revolving Loan Maturity Date. The definition of “Revolving Loan Maturity Date” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Loan Maturity Date” shall mean February 28, 2018, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

(e)                 Term Loan Maturity Date. The definition of “Term Loan Maturity Date” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Term Loan Maturity Date” shall mean February 28, 2018, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.

(f)                  Financial Covenants. Section 10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Section 10.                 FINANCIAL COVENANTS.

10.1                 [Intentionally omitted]

10.2                 Funded Debt to EBITDA. As of each of the measurement dates set forth in the chart below, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio of: (a) consolidated Funded Debt as of such date, minus the aggregate collected cash balance in Deposit Accounts of the Borrowers maintained with the Bank as of such date; to (b) consolidated EBITDA (the “Leverage Ratio”) for the period of twelve (12) consecutive calendar months then-ended, plus, to the extent deducted in calculating consolidated EBITDA for the applicable measurement period, (i) up to $230,000 in restructuring charges incurred during the fiscal year ended December 31, 2013 and (ii) up to $50,000 in restructuring charges incurred during January 2014, of not greater than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Maximum Leverage Ratio
April 30, 2014	3.25 to 1.00
June 30, 2014	2.75 to 1.00
September 30, 2014	2.75 to 1.00
December 31, 2014 and the last day of each calendar quarter ending thereafter	2.50 to 1.00

10.3                 Fixed Charge Coverage. As of each of the measurement dates set forth in the chart below, for the period of twelve (12) consecutive calendar months then-ended, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio (the “Fixed Charge Coverage Ratio”) of: (a) the total of consolidated EBITDA for such period, minus the sum of all income taxes paid in cash by the Borrowers on a consolidated basis, minus all Capital Expenditures of the Borrowers made during such period which are not financed with Funded Debt, minus that portion of the aggregate cash payments made by the applicable Borrower(s) in respect of the Subject Agreements and Applicable Agreements during such period that was not deducted as an expense in arriving at Net Income for such period, plus, to the extent deducted in calculating consolidated EBITDA for the applicable measurement period, (i) up to $230,000 in restructuring charges incurred during the fiscal year ended December 31, 2013 and (ii) up to $50,000 in restructuring charges incurred during January 2014; to (b) the sum for such period of (i) Interest Charges paid in cash, plus (ii) regularly scheduled payments made (and, without duplication, payments required to be made) in respect of principal of Funded Debt (including the Term Loan, but excluding the Revolving Loans), plus (iii) all cash dividends and distributions paid or declared in respect of Capital Securities of the Borrowers, of not less than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Minimum Fixed Charge Coverage Ratio
April 30, 2014	1.15 to 1.00
June 30, 2014 and the last day of each calendar quarter ending thereafter	1.25 to 1.00

10.4                 Capital Expenditures. The Borrowers shall not incur Capital Expenditures in an amount greater than $3,500,000 in the aggregate in Borrower’s fiscal year ending December 31, 2014 or any fiscal year ending thereafter.”

(g)                 Form of Compliance Certificate. Exhibit 8.13 to the Loan Agreement is hereby replaced with Exhibit 8.13 attached hereto.

Section 4.                      Representations; No Default. Each Borrower represents and warrants that: (a) the representation and warranties contained in Section 7 of the Loan Agreement are true and correct in all material respects, as though made on the date hereof, except to the extent such representation and warranty, by its express terms, relates solely to a prior date, and except that the representations and warranties contained in Section 7.26 of the Loan Agreement shall be true and correct in all material respects, as though made on the date of the financial statements most recently delivered to the Bank pursuant to Section 8.8(a) of the Loan Agreement; (b) such Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Borrower in connection herewith; (c) neither this Amendment nor the agreements contained herein contravene or constitute an Unmatured Event of Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which such Borrower is a party or a signatory, or any provision of such Borrower’s Articles of Incorporation or Bylaws or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Bank; (d) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by such Borrower in connection herewith or the performance of obligations of such Borrower herein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Bank; (e) no events have taken place and no circumstances exist at the date hereof which would give such Borrower grounds to assert a defense, offset or counterclaim to the obligations of such Borrower under the Loan Agreement or any of the other Loan Documents; (f) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes (as defined in the Loan Agreement); and (g) after giving effect to this Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing under the Loan Agreement.

Section 5.                      Affirmation; Further References. The Bank and each Borrower acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 6.                      Merger and Integration; Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 7.                      Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 8.                      Successors. This Amendment shall be binding upon the Borrowers, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Bank and to the respective successors and assigns of the Bank.

Section 9.                      Costs and Expenses. Each Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrowers under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 10.                  Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11.                  Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 12.                  Release of Rights and Claims. Each Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which such Borrower may have against Bank.

Section 13.                  Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 14.                  No Waiver. Except as expressly set forth in Section 1 hereof, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of page intentionally blank;

signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWERS:	INTRICON CORPORATION, a Pennsylvania corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON DATRIX CORPORATION (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

BANK:	THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation

	By	/s/ Seth Hove
Seth Hove, Managing Director

[Signature page to Sixth Amendment to Loan and Security Agreement and Wavier]